EXHIBIT 99.1


FOR IMMEDIATE RELEASE
JULY 11, 2005


                             INTERLINE BRANDS, INC.
                       PROVIDES UPDATED EARNINGS GUIDANCE

JACKSONVILLE, Fla., July 11, 2005 / PRNewswire / -- Interline Brands, Inc. (NYSE: IBI) ("Interline" or the "Company"), a national distributor and direct marketer of maintenance, repair and operations (MRO) products, recently announced that it had acquired Copperfield (CCS Enterprises, Inc.), a national distributor and direct marketer of specialty ventilation and chimney maintenance products.

The Copperfield acquisition is expected to be accretive to earnings in the fourth quarter of 2005 and Interline Brands therefore projects pro forma net income per diluted share for 2005 of $1.05 - $1.08 for fiscal year 2005. GAAP net income per diluted share for fiscal year 2005 is expected to be $0.84 - $0.87, including estimated transaction costs associated with the Company's secondary offering announced today.

For the second quarter of 2005, the Company reaffirms its previous projection of net income per diluted share of $0.24 - $0.26.

ABOUT INTERLINE

Interline Brands, Inc. is a leading national distributor and direct marketer with headquarters in Jacksonville, Florida. Interline provides maintenance, repair and operations (MRO) products to approximately 150,000 professional contractors, facilities maintenance professionals, hardware stores, and other customers across North America and Central America.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements. The company has tried, whenever possible, to identify these forward-looking statements using words such as "projects," "anticipates," "believes," "estimates," "expects," "plans," "intends," and similar expressions. Similarly, statements herein that describe the company's business strategy, outlook, earnings projections, objectives, plans, intentions or goals are also forward-looking statements. The risks and uncertainties involving forward-looking statements include the successful integration of the Copperfield acquisition, the failure to locate, acquire and integrate acquisition candidates, material facilities systems disruptions and shutdowns, the dependence on key employees and certain other risks described in the company's Form 10-K (Commission File No. 001-32380). These statements reflect the company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time. The company does not currently intend, however, to update the information provided today prior to its next earnings release.

OTHER INFORMATION

Interline has provided pro forma net income per diluted share for fiscal year 2005 to exclude the impact of certain transactions and expenses relating to equity offerings. Pro forma net income for 2005 excludes $0.19 per share in charges and expenses arising from a $10.3 million loss on early extinguishment of debt related to the redemption of $70 million of the Company's 11.5% senior subordinated notes that occurred in the first quarter of 2005 using a portion of the Company's IPO proceeds, the interest expense of the redeemed notes and the tax impact of the redemption. In addition, pro forma net income for 2005 excludes expenses to be incurred by Interline relating to its recently announced secondary offering. Such expenses are expected to be $0.7 million to $1.0 million.


CONTACT: TOM TOSSAVAINEN

PHONE:   904-421-1441